UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2008 (October 17, 2008)

HC INNOVATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-52197	04-3570877
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

10 Progress Drive, Suite 200, Shelton, CT	06484
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 925-9600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01      Entry into a Material Definitive Agreement.

On October 6, 2008, HC Innovations, Inc. (the “Company”) entered into an employment agreement with Scott Walker (the “Employment Agreement”) pursuant to which Mr. Walker will serve as the Company’s Chief Financial Officer, commencing on October 20, 2008. The term of the Employment Agreement is initially for three (3) years, and is automatically renewable for one (1) year terms thereafter.

The Employment Agreement provides that Mr. Walker shall receive a base salary at an initial annual rate of two hundred twenty five thousand dollars ($225,000) (the “Base Salary”). Further, Mr. Walker shall be entitled to (a) an annual incentive compensation award based on performance targets, with earnings being a key performance target, which shall afford Mr. Walker the opportunity to earn an award of twenty-five percent (25%) of his Base Salary (the “Annual Bonus”); (b) an option to purchase one million (1,000,000) shares of the Company’s Common Stock at an exercise price of $0.635 per share, which equaled the fair market value per share on the date the option was approved; (c) participation in the Company’s 2008 Incentive Compensation Plan; and (d) participation in all benefits to which other similarly situated executives and employees of the Company are entitled to receive.

The Employment Agreement may be terminated in the event of (a) the death or disability of Mr. Walker, in which event Mr. Walker or his estate shall be entitled to, among other things, his base salary through the date of termination and a prorated Annual Bonus, if so payable; (b) without cause, in which event, and as consideration for Mr. Walker’s entering into a severance agreement with the Company, Mr. Walker shall be entitled to, among other things, his Base Salary for one year from the date of termination and a prorated Annual Bonus; (c) with cause, in which event Mr. Walker shall be entitled to his Base Salary and accrued vacation pay as of the date of termination; or (d) following a change of control, in which event, and as consideration for Mr. Walker’s entering into a severance agreement with the Company, Mr. Walker shall be entitled to, among other things, an amount equal to one times the Base Salary and a prorated Annual Bonus, if so payable.

A copy of the Employment Agreement is filed herewith as Exhibit 10.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers

(b)            On October 17, 2008, the Company accepted the resignation of David Chess, the Company’s Interim Chief Financial Officer effective as of such date.

(c)            On October 6, 2008, the Company entered into an Employment Agreement with Scott Walker, pursuant to which Mr. Walker shall serve as the Company’s Chief Financial Officer, commencing on October 20, 2008. Please see Item 1.01 for additional information.

Mr. Walker has fifteen (15) years of experience within the financial services and insurance industry. From 2007 until October 2008, Mr. Walker served as the Chief Financial Officer of National Accounts and Business Alliances for Aetna, Inc., an insurance and employee benefits company. From 2000 to 2007, Mr. Walker held several positions, including Vice President, Controller and Chief Accounting Officer, and Director and Financial Controller at Uniprise (a UnitedHealth Group Company), a health benefit delivery and service solutions company. Mr. Walker received his B.A. from Saint Michael’s College in Colchester, Vermont and is a member of the American Institute of Certified Public Accountants and the Connecticut Society of Certified Public Accounts.

Prior to this appointment, Mr. Walker did not have any relationship with the Company or any of its officers, directors or shareholders owning five percent (5%) or more of the Company’s shares of common stock. Further, Mr. Walker does not have any family relationships with any of the Company’s officers or directors.

ITEM 9.01 Financial Statements and Exhibits

(d)           EXHIBITS.

EXHIBIT
NUMBER	DESCRIPTION

10.1*	Employment Agreement between the Company and Mr. Walker.

*      Filed herewith.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HC INNOVATIONS, INC.

Date: October 21, 2008	By:	/s/ David Chess
David Chess
Chief Executive Officer